UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2019

ARLO TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38618	38-4061754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3030 Orchard Parkway

San Jose, CA 95134

(Address, including zip code, of principal executive offices)

(Registrant’s telephone number, including area code) (408) 890-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

Subsequent to Arlo Technologies, Inc. (the “Company”) filing a Current Report on Form 8-K on February 5, 2019 that attached a press release announcing financial results for the fourth quarter and full year ended December 31, 2018 as Exhibit 99.1 (the “Press Release”), the Company has made certain adjustments that resulted in differences between the financial statements contained in the Annual Report on Form 10-K as filed today from the information furnished in the Press Release. The adjustments had the effect of reducing revenues in the fourth quarter and year ended December 31, 2018 by approximately $7.1 million, decreasing gross margin by $7.1 million and increasing net operating loss by $7.1 million. As a result of these adjustments, net loss for the fourth quarter and year ended December 31, 2018 was increased by $7.1 million. Both basic and diluted net loss per share were increased by $0.10 per share, respectively, for the fourth quarter and year ended December 31, 2018. The adjustments also had the effect of increasing accrued liabilities of $7.1 million as of December 31, 2018.

The adjustments reported above relate to the Company’s security lights product category. In the second quarter of 2018, the Company introduced its security lights products. The products sold into the Company’s channel partners between the second and third quarters of 2018, with the vast majority of shipments to a single retail partner. The end-user demand for the security lights did not materialize as the Company or its partners expected and in the course of preparing audited financial statements, the Company concluded that further discounting or an outright product return was probable. Therefore, the Company reserved an additional $7.1 million as described above and has decided to cease production of these security lights.

The Company is reiterating the guidance it gave in the Press Release.

The information furnished pursuant to this Item 2.02 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information furnished pursuant to this Item 2.02 shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent the Company’s expectations or beliefs concerning future events based on information available at the time such statements were made and include statements regarding: the Company’s future operating performance and financial condition, expected revenue, Generally Accepted Accounting Principles (“GAAP”) and non-GAAP gross margins, operating margins, and tax expense. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including the following: future demand for the Company’s products may be lower than anticipated; consumers may choose not to adopt the Company’s new product offerings or adopt competing products; product performance may be adversely affected by real world operating conditions; the Company may be unsuccessful or experience delays in manufacturing and distributing its new and existing products; telecommunications service providers may choose to slow their deployment of the Company’s products or utilize competing products; the Company may be unable to collect receivables as they become due; the Company may fail to manage costs, including the cost of developing new products and manufacturing and distribution of its existing offerings; the Company may fail to successfully continue to effect operating expense savings; changes in the level of the Company’s cash resources and the Company’s planned usage of such resources; changes in the Company’s stock price and developments in the business that could increase the Company’s cash needs; fluctuations in foreign exchange rates; and the actions and financial health of the Company’s customers. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect the Company and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Given these circumstances, you should not place undue reliance on these forward-looking statements. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARLO TECHNOLOGIES, INC.

Dated: February 22, 2019	By:	/s/ Christine M. Gorjanc
Christine M. Gorjanc
Chief Financial Officer